Confidential Treatment Requested by Kontoor Brands, Inc.

Pursuant to 17 C.F.R. Section 200.83

Exhibit 10.8

KONTOOR BRANDS, INC.NON-QUALIFIED STOCK OPTION CERTIFICATE

FOR NON-EMPLOYEE DIRECTORS

(Nine Years Exercise)

Optionee:

Date of Grant:

Number of Shares:

Option Price Per Share: $

THIS IS TO CERTIFY that on the above Date of Grant, KONTOOR BRANDS, INC., a North Carolina corporation (the “Corporation”), granted to the named Optionee a Non-Qualified Stock Option, subject to the terms and conditions of the 2019 Stock Compensation Plan (the “Plan”), which is incorporated herein by reference. Capitalized terms herein have the meanings as defined in the Plan. This Option shall not be treated as an Incentive Stock Option. The Optionee may purchase from the Corporation the Number of Shares of its Common Stock at the Option Price Per Share identified above, subject, however, to the following terms and conditions.

1. Subject to paragraph 2 below:

(a)

Unless the exercise date of this Option is accelerated in accordance with Article X of the Plan, this Option shall only be exercisable for a period of nine years, commencing on the earlier of the first anniversary of the Date of Grant or the next annual meeting of stockholders that is at least 50 weeks after the Date of Grant and ending upon the expiration of ten years from the Date of Grant;

(b)	This Option shall only be exercisable so long as the Optionee remains a director of the Corporation; and

(c)

In the event that the Optionee’s service as a director of the Corporation ceases at any time prior to the exercise of this Option for any reason, all of the Optionee’s rights, if any then remain, under this Option shall be forfeited and this Option shall terminate immediately.

2. The provisions of paragraph 1 of this Certificate to the contrary notwithstanding, upon the termination of the Optionee’s service as a director of the Corporation at any time prior to the expiration of ten years from the Date of Grant of this Option by reason of retirement (after attaining age 65), permanent and total disability, death, or under mutually satisfactory conditions, this Option may be exercised during the following periods: (a) the 36-month period following the date of retirement or permanent and total disability, (b) the 36-month period following the date of the Optionee’s death or termination under mutually satisfactory conditions, and (c) the 36-month period following the date of the Optionee’s death during a period specified in (a) or (b) above after terminating service as a director for a reason specified in such (a) or (b). Upon the termination of the Optionee’s service as a director of the Corporation due to death or permanent and total disability, any unvested portion of the Option will vest and become immediately exercisable in full and will remain exercisable as described in the preceding sentence. In no event, however, shall this Option be exercisable after 11:59 PM Eastern Time on the day before the tenth anniversary of the Date of Grant. [In addition, and notwithstanding anything in this Certificate to the contrary, this Option shall be forfeited and shall terminate immediately at such time as the Optionee ceases to serve as a Director before the Option has become initially exercisable under paragraph 1(a) above.]

3. During the life of the Optionee, this Option may only be exercised by the Optionee, except as otherwise provided in the Plan. The Optionee is responsible for all applicable taxes. The exercise of this Option is subject to the Corporation’s policies regulating trading by directors, including any applicable “blackout” periods when trading is not permitted. If, at the date on which the Option (or any portion thereof) is to expire or terminate, the

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Confidential Treatment Requested by Kontoor Brands, Inc.

Pursuant to 17 C.F.R. Section 200.83

Fair Market Value of a Share exceeds the Option Price and if the Option (or portion thereof) that will expire or terminate is otherwise vested and exercisable, the Option (or such portion thereof) will be automatically exercised by the withholding of Option Shares to pay the exercise price and applicable withholding taxes. The Option may not be transferred or subject to a Disposition, as provided in Section 12.5 of the Plan.

4. This Option shall be exercised by written notice to the Corporation stating the number of shares with respect to which it is being exercised and, accompanied by payment of the full amount of the Option Price for the number of shares desired by a check payable to the order of the Corporation, or, if acceptable to the Committee, by delivery of a cash equivalent or surrender or delivery to the Corporation of shares of its Common Stock or by a combination of a check and shares of Common Stock. The exercise date of this Option shall be the date upon which the notice of exercise is received by the Corporation with full payment of the Option Price. In addition, this Option may be exercised on behalf of the Optionee by a designated brokerage firm in accordance with the terms of the Plan and the rules of the Committee.

5. This Option is subject to the Corporation’s Forfeiture Policy for Equity and Incentive Awards in the Event of Restatement of Financial Results as in effect at the date of this Option. Such Policy imposes conditions that may result in forfeiture of the Option or the proceeds to you resulting from the Option (a so-called “clawback”) in certain circumstances if the Corporation’s financial statements are required to be restated as a result of misconduct.

6. This Certificate, including the rights and obligations of the Optionee and the Corporation hereunder, is subject in all respects to the Plan, which shall be controlling in the event of any inconsistency with or omission from this Certificate.

7. This Agreement shall be binding upon the parties and any successors, heirs, executors, or administrators of the parties. This Agreement constitutes the entire agreement between the parties with respect to the Option, and supersedes any prior agreements or documents with respect to the Option. No amendment or alteration of this Agreement that may impose any additional obligation upon the Corporation shall be valid unless expressed in a written instrument duly executed in the name of the Corporation, and no amendment, alteration, suspension or termination of this Agreement that materially impairs the rights of the Optionee with respect to the Option shall be valid unless expressed in a written instrument executed by Optionee.

KONTOOR BRANDS, INC.

By:
[Name][Title]

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